Otter Tail Corporation CFO and SVP Moug to Retire: Wahlund Named Successor
Date: October 4, 2023
FERGUS FALLS, Minn., October 4, 2023 (BUSINESS WIRE) -- Otter Tail Corporation (Nasdaq: OTTR) today announced Kevin Moug will retire from Otter Tail Corporation on December 31 after 27 years of distinguished service to the company. Todd Wahlund will assume the role of Vice President and Chief Financial Officer to succeed Moug effective January 1, 2024.
Otter Tail Chief Executive Officer Charles MacFarlane said, “Kevin leaves the company in excellent financial position with outstanding financial performance, a strong balance sheet and long-term growth strategy. As Otter Tail’s CFO, he guided the corporation through portfolio development and alignments, the Great Recession, COVID and significant utility rate base expansion. Kevin has worked tirelessly to develop high-performance accounting, treasury, financial planning, investor relations, internal audit and business risk management and information technology teams which will serve the company for years to come. This well-established succession plan should ensure a successful and smooth transition period. We again thank Kevin for all his contributions to Otter Tail’s success and wish him all the best in retirement.”
“It has been an honor to work for Otter Tail Corporation, alongside the employees across our electric and manufacturing platforms. I am proud of what our team has accomplished. I am also looking forward to this next chapter in my life, knowing the company is in good hands," Moug said.
As Chief Financial Officer, Mr. Wahlund will lead Otter Tail’s finance organization and financial activities. For the past 5 years, Wahlund has served as the Chief Financial Officer and Vice President, Finance, at Otter Tail Power Company, the Corporation’s electric utility. Prior to this role, Wahlund served as the Vice President of Financial Planning and Treasurer at the Corporation, and as Vice President of Finance and Planning for the Varistar Manufacturing Platform. Before his time at the Corporation, he spent 20 years of increasing responsibility at Otter Tail Power Company, including accounting, resource planning, risk management, energy trading and renewable energy development and operations.
“Todd has the unique combination of both depth and breadth of experience, having served in significant financial and business roles across the corporation,” said MacFarlane. “Having served 31 years with Otter Tail has allowed him the opportunity to develop experience across the business while also honing expertise in financing and strategic planning. Todd is a driven analytical and financially focused leader and has consistently delivered on key financial initiatives and projects across our operating companies. I am excited to see him assume this new role upon Kevin’s retirement.”
Mr. Wahlund received his BS in Accounting from Minnesota State University-Moorhead and his MBA from University of North Dakota. He is a Certified Management Accountant, Certified in Financial Management and holds an inactive CPA.

Mr. Kevin Moug	Mr. Todd Wahlund
About Otter Tail Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact: Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact: Beth Osman, Manager of Investor Relations, (701) 451-3571